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                          April 1, 2024

       Oren Elkayam
       Chief Executive Officer
       Mobilicom Ltd
       1 Rakefet Street
       Shoham, Israel 6083705

                                                        Re: Mobilicom Ltd
                                                            Registration
Statement on Form F-1
                                                            Filed March 25,
2024
                                                            File No. 333-278219

       Dear Oren Elkayam:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing